Exhibit 99

PR NEWSWIRE

NORTH EUROPEAN OIL ROYALTY TRUST ANNOUNCES THE
NET INCOME FOR THE FOURTH QUARTER OF FISCAL 2017

Red Bank, N.J.  November 16, 2017  -  North European Oil Royalty Trust (NYSE-NRT) reported the net income for the fourth quarter of fiscal 2017 which appears below compared with the fourth quarter of fiscal 2016. Total royalty income includes adjustments made by the operating companies based upon their corrected royalty calculations for prior periods.

	4th Fiscal Quarter Ended 10/31/2017	4th Fiscal Quarter Ended 10/31/2016	Percentage Change
Total Royalty Income	$2,144,268	$1,233,794	+ 73.79%
Net Income	$2,010,828	$1,078,294	+ 86.48%
Distributions per Unit	$0.22	$0.12	+ 83.33%

The Trust receives nearly all of its royalties under two royalty agreements. The Mobil Agreement, the higher royalty rate agreement, covers gas sales from the western half of the Oldenburg concession. The OEG Agreement, the lower royalty rate agreement, covers gas sales from the entire Oldenburg concession. The factors determining the amount of gas royalties payable under the two agreements from the preceding calendar quarter are shown in the table below comparing the third calendar quarters of 2017 and 2016. Further details will be available in the Trust's annual report on Form 10-K which will be available through the SEC or on the Trust's website, www.neort.com, on or about December 28, 2017.

Gas Data Providing Basis for Fiscal Quarter Royalties
Mobil Agreement	3rd Calendar Quarter Ended 9/30/2017	3rd Calendar Quarter Ended 9/30/2016	Percentage Change
Gas Sales (Bcf) [1]	5.643	6.688	- 15.63%
Gas Prices[2] (Ecents/Kwh)[3]	1.6197	1.3753	+17.77%
Average Exchange Rates[4]	1.1806	1.1047	+ 6.87%
Gas Royalties	$1,228,092	$1,166,681	+ 5.26%
OEG Agreement
Gas Sales (Bcf)	17.770	18.752	- 5.24%
Gas Prices (Ecents/Kwh)	1.6517	1.4025	+17.77%
Average Exchange Rates	1.1788	1.1068	+ 6.51%
Gas Royalties	$500,886	$406,887	+23.10%

Footnotes:

    1. Billion cubic feet
    2. Gas prices derived from May-July period
    3. Euro cents per kilowatt hour
    4. Based on average Euro/dollar exchange rates of cumulative royalty transfers

Trust expenses for the fourth quarter of fiscal 2017 decreased 13.50%, or $21,063, to $134,986 from $156,049 in comparison to the fourth quarter of fiscal 2016. The decrease was due to lower legal expenses, resulting from the completion in 2016 of the amendments to the Mobil and OEG Royalty Agreements.

The table below shows an estimate of the amount of royalties anticipated to be received in the first quarter of fiscal 2018 based on the actual amount of royalties that were payable to the Trust for the third calendar quarter of 2017. Amounts in dollars are based on the current exchange rate of 1.160792. Actual royalty income in dollars is valued based on exchange rates on the day funds are transferred. The November estimate below includes a negative adjustment from the prior quarter of Euros 109,695.

Estimated Combined Royalties Anticipated in	Combined Royalties in Euros	Combined Royalties in Dollars	Dollar Royalties in Cents per Unit
November	Euros 395,638	$459,253	$0.0500
December	Euros 505,333	$586,587	$0.0638
January	Euros 505,333	$586,587	$0.0638

Total royalty income received for fiscal 2017 increased in comparison to fiscal 2016 primarily due to the impact within the respective year from prior year adjustments. In fiscal 2017, the Trust received positive adjustments increasing royalty income by $411,884 whereas in fiscal 2016 royalty income was reduced by negative adjustments totaling ($381,886). Under the Mobil Agreement for fiscal 2017, gas sales, gas prices and average exchange rates showed percentage changes of -5.90%, +3.35% and -0.41%, respectively, in comparison to fiscal 2016. Under the OEG Agreement for fiscal 2017, gas sales, gas prices and average exchange rates showed percentage changes of -3.46%, +2.96% and +0.43%, respectively, in comparison to fiscal 2016. The comparison of the relevant periods is shown below.

	Fiscal Year Ended 10/31/2017	Fiscal Year Ended 10/31/2016	Percentage Change
Total Royalty Income	$7,762,225	$6,960,961	+11.51%
Net Income	$7,026,448	$6,141,141	+14.42%
Distributions per Unit	$0.76	$0.67	+13.43%

The 2017 Annual Meeting is scheduled to begin at 10:00 A.M. on February 20, 2018.

The previously declared distribution of 22 cents per unit will be paid on November 29, 2017 to owners of record as of November 17, 2017. For further information, contact John R. Van Kirk, Managing Director, at (732) 741-4008 or via e-mail at jvankirk@neort.com. The text of the Trust's press releases along with other pertinent information is available on the Trust's website: www.neort.com.